UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 11, 2016

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 11, 2016, the H&R Block, Inc. (the “Company”) Board of Directors (the “Board”) increased the number of directors that constitute the Board from ten to eleven and elected Angela N. Archon to the Board to fill the vacancy resulting from the increase in the size of the Board, effective immediately. The Board has not yet determined on which Board committees Ms. Archon will serve.
There is no arrangement or understanding between Ms. Archon and any other persons pursuant to which Ms. Archon was selected as a director. There are no transactions involving Ms. Archon requiring disclosure under Item 404(a) of Regulation S-K.
Ms. Archon will receive the standard compensation provided to the Company’s current non-employee directors, prorated for the time she serves during the 2015-2016 term. Standard compensation for the Company’s non-employee directors consists of (i) an annual cash retainer of $60,000; (ii) an annual equity retainer of $145,000 payable in deferred stock units; and (iii) meeting fees of $2,000 per board meeting and $1,500 per committee meeting, subject to a maximum of ten board meetings per year and ten committee meetings per year, per committee.
The Company and Ms. Archon will also enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which was previously filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2012 and is incorporated herein by reference.
A copy of the press release announcing the appointment of Ms. Archon to the Board is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit Number    Description
99.1             Press Release Issued March 15, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: March 15, 2016	By: /s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary

EXHIBIT INDEX
Exhibit 99.1    Press Release Issued March 15, 2016